UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 27, 2023

Paramount Gold Nevada Corp.

(Exact name of registrant as specified in its charter)

Nevada	001-36908	98-0138393
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

665 Anderson Street

Winnemucca, Nevada

89445

(Address of principal executive offices)

(775) 625-3600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PZG	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Debenture

Effective as of December 27, 2023, Paramount Gold Nevada Corp. (“Paramount”, “we”, or the “Company”) and its wholly owned subsidiary Calico Resources USA Corp. (“Calico”), entered into a Secured Royalty Convertible Debenture (the “Debenture”) in favor of Sprott Private Resource Streaming and Royalty (US Collector), LP, as agent for itself and certain affiliates (collectively, “Sprott”). Pursuant to the Debenture, Sprott has advanced $15,000,0000 to Paramount, which will be used to fund the continued permitting of the proposed Grassy Mountain Gold Mine in eastern Oregon, for general corporate purposes and for the repayment of the Company’s outstanding debt, including its 2019 secured convertible notes and its bridge promissory note in favor of Seabridge Gold Inc.

The Debenture will carry an interest rate of 10% per annum, which, at Paramount’s discretion, will be payable in cash or shares of its common stock at a 7% discount to the 10-day VWAP from the scheduled date of payment of interest. The Debenture may be repaid in cash or through the issuance of the Royalty (defined below) at the earlier of the commencement of commercial production or five (5) years from the Debenture closing date. The Debenture is convertible into a gross revenue royalty (the “Royalty) of 4.75% of the gold and silver produced from the proposed Grassy Mountain Gold Mine proportionate to the final amount of the funds that have been advanced upon reaching commercial production. If a Royalty is issued, Paramount has the option to buy back 50% of the Royalty by paying either $11.25 million on the second (2nd) anniversary of the Royalty or $12.375 million on the third (3rd) anniversary.

The Company’s obligations under the Debenture are secured by a pledge of the assets of the Company and its subsidiaries, including without limitation by deeds of trust with respect to the Grassy Mountain project and the Company’s Nevada property, Sleeper.

Right of First Refusal

In connection with the Debenture, Paramount and Calico entered into a Mining ROFR Option to Purchase Agreement (the “ROFR”) in favor of Sprott. Pursuant to the ROFR, we have granted to Sprott the right of first refusal with respect to any proposed grant, sale or issuance to any third party of a stream, royalty or similar interest (a “Mineral Interest”) based on or with reference to future production from the proposed Grassy Mountain gold and silver mine. If the cash equivalent value (with the value of any non-cash consideration of any third party offer (the “Third Party Consideration”) exceeds $60,000,000 then Sprott shall have the right to buy a percentage interest of the Mineral Interest equal to the percentage that $60,000,000 is to the Third Party Consideration (the “Proportionate Mineral Interest”). If the Third Party Consideration equals or is less than $60,000,000, Sprott shall have the right to buy the entire Mineral Interest subject to such third party offer.

The ROFR shall terminate on the date which is the earlier of (i) the seventh (7th) anniversary of the ROFR; (ii) the closing of one or more purchase transactions between us and Sprott in respect of Mineral Interests for an aggregate purchase price of $60,000,000 upon the exercise by Sprott of its rights pursuant to the ROFR; and (iii) the closing of a purchase transaction between us and third party in respect of a Mineral Interest for a purchase price in excess of $60,000,000 where Sprott does not exercise its right of first refusal pursuant to the ROFR.

The forms of the Debenture and the ROFR are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K filed. The summary of the terms of the documents contained herein is subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Pursuant to the Debenture, the Company may at its option, pay the accrued and unpaid interest, or any portion thereof, through the issuance of shares of its common stock. Any such issuance shall be made in reliance upon the exemptions from the registration under Section 4(a)(2) of the Securities Act, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Secured Royalty Convertible Debenture, dated December 27, 2023, by the Company and Calico in favor of Sprott Private Resource Streaming and Royalty (US Collector), LP, as agent.*

10.2	Mining ROFR Option to Purchase Agreement, dated December 27, 2023, by the Company and Calico in favor of Sprott Private Resource Streaming and Royalty (US Collector), LP*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

The Company has omitted certain schedules and similar attachments to such agreements pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish a copy of such omitted documents to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PARAMOUNT GOLD NEVADA CORP.

By:	/s/ Carlo Buffone
Name:	Carlo Buffone
Title:	Chief Financial Officer

Dated: January 3, 2024